Exhibit 99.01

Marijuana Testing Lab Company Harris Lee, LLC
Becomes 100% Wholly Owned Subsidiary of Pazoo

Pazoo’s Nevada Marijuana Testing Lab Partner, MA & Associates, Begins Final Phase of Lab Build-out

Whippany, N.J., January 14, 2015 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that marijuana testing lab Harris Lee, LLC, is now a 100% wholly owned subsidiary of Pazoo. Pazoo acquired the remaining 45% of Harris Lee in exchange for 450,000 of Pazoo’s Series B Preferred Stock.

The current management of Harris Lee will be retained along with an addition of personnel to be implemented over the next few months. Pazoo recently deposited $200,000 into Pazoo’s attorney escrow account in preparation of Harris Lee’s entry into new territories.

Pazoo’s Nevada marijuana testing lab partner MA & Associates, LLC.  (MA), recently received all of the necessary building permits and approvals to begin the final phase of the build-out of its facility in Las Vegas. More than $100,000 was advanced for this construction phase which will include a state of the art electrical and security system. The build-out is expected to be completed and operational by early March.

“We are very excited about how we are currently positioned in the marijuana testing industry.”  stated Pazoo CEO David Cunic.  “The combination of MA & Associates, LLC within Nevada, along with Harris Lee, LLC outside Nevada, gives Pazoo the ability to focus solely on providing the most comprehensive testing criterion available, benefiting both growers and dispensaries.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools necessary to enrich their lives. Pazoo delivers information, services and products through direct response advertising, digital, TV, retail and online outlets. www.pazoo.com is a health and wellness online portal with an array of professionals delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature experts from the health and wellness industry as well as the pet industry. Through the website, one can find a vast array of top-quality merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: January 14, 2015